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                                                               EXHIBIT (a)(5)


[THE FOLLOWING IS THE TEXT OF A COVER LETTER THAT THE REGISTRANT SENT TO ALL EMPLOYEES OF SONUS NETWORKS, INC. BY ELECTRONIC MAIL WITH THE OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS AND RELATED EXHIBITS, INCLUDING THE STATEMENT OF STOCK OPTION GRANTS AND ELECTION FORM ON OCTOBER 16, 2002.]

Attached is the offer to exchange your outstanding stock options filed this morning with the SEC. Please read the documents carefully so that you fully understand the terms and conditions of the exchange program.

Additionally, the finance department will be holding information sessions to answer any remaining questions that you might have. Specific details about these sessions will be distributed over the next couple of days.

A special tender offer e-mail address, exchangeprogram@sonusnet.com, is available for you to submit administrative questions about this offer. However, please be aware that we are not permitted to provide any advise as to your participation in the plan. Any financial or tax questions should be directed to your personal financial advisors.

Also attached are the election and withdrawal forms in MS word format which you may fill out electronically and return using any of the methods described in the offer to exchange documents.

Thank you in advance,

Bryce Chicoyne
Corporate Accounting and Financial Reporting Manager